CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2009 Equity Incentive Plan of China Advanced Construction Materials Group Inc. of our report dated September 28, 2017 with respect to the consolidated financial statements of China Advanced Construction Materials Group, Inc. and Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed with the Securities and Exchange Commission on September 28, 2017.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Friedman LLP

New York, New York
May 21, 2018